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                                                                       EXHIBIT 1








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                          NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


To:           British Columbia Securities Commission
              Alberta Securities Commission
              Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
              Commission des valeurs mobilieres du Quebec
              Nova Scotia Securities Commission
              Securities Commission of Newfoundland and Labrador

ITEM 1.       REPORTING ISSUER

              The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2.       DATE OF MATERIAL CHANGE

              March 29, 2004

ITEM 3.       NEWS RELEASE

              A news release was issued on March 29, 2004 through Canada News Wire.

ITEM 4.       SUMMARY OF MATERIAL CHANGE

              The Corporation announced that its Board of Directors has approved the development of an underground mine at the Corporation's Lac des Iles operations. The decision to proceed with an integrated open pit and underground mine project was based on a full feasibility study prepared by Roscoe Postle Associates Inc. of Toronto, Ontario.

              The Corporation currently operates an open pit mine and mill at Lac des Iles with a design capacity of 15,000 tonnes per day. In late 2003, the Corporation commissioned a full feasibility study in response to scoping studies and a pre-feasibility study that indicated a higher grade sub-vertical ore body located directly beneath the open pit mine was a viable underground mine. The underground feasibility study defines, as its base case, a nominal 2,000 tonnes per day mechanized longhole stope mine accessed through a portal in the Lac des Iles open pit with an initial mine plan containing 3,542,000 tonnes of Proven and Probable Reserves. These underground reserves contain approximately 6.62 grams of palladium per tonne at a cut-off grade of 4.5 grams per tonne. In addition, these reserves contain approximately 0.40 grams of platinum, 0.34 grams of gold, 0.07 percent copper, and 0.08 percent nickel per tonne. The integrated production plan for the expanded Lac des Iles mine calls for the blending of higher grade underground ore with that of the open pit to generate a 7-year mine life at an average annual production rate of slightly over 300,000 ounces of palladium.

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ITEM 5.       FULL DESCRIPTION OF MATERIAL CHANGE

              See attached press release.

ITEM 6.       RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

              N/A

ITEM 7.       OMITTED INFORMATION

              N/A

ITEM 8.       EXECUTIVE OFFICER

              Mary D. Batoff, Secretary

              Tel.:  416-360-2655

ITEM 9.       STATEMENT OF EXECUTIVE OFFICER

              The foregoing accurately discloses the material change referred to herein.

              DATED at Toronto, this 2nd day of April, 2004.



                                             NORTH AMERICAN PALLADIUM LTD.

                                                   "MARY D. BATOFF" (SIGNED)

                                             Per:
                                                   -----------------------------
                                                   Mary D. Batoff
                                                   Secretary

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                                     [LOGO]
                         NORTH AMERICAN PALLADIUM LTD.


NEWS RELEASE
FOR IMMEDIATE RELEASE                                  March 29, 2004

                                                       Symbols:  TSX: PDL
                                                                 AMEX: PAL


              NORTH AMERICAN PALLADIUM COMMENCES DEVELOPMENT OF AN
                        UNDERGROUND MINE AT LAC DES ILES

TORONTO, ONTARIO -- North American Palladium Ltd. ("NAP") is pleased to announce that its Board of Directors has approved the development of an underground mine at the Company's Lac des Iles operations. The decision to proceed with an integrated open pit and underground mine project was based on a full feasibility study prepared by Roscoe Postle Associates Inc. of Toronto, Ontario.

NAP currently operates an open pit mine and mill at Lac des Iles with a design capacity of 15,000 tonnes per day. In late 2003, the Company commissioned a full feasibility study in response to scoping studies and a pre-feasibility study that indicated a higher grade sub-vertical ore body located directly beneath the open pit mine was a viable underground mine. The underground feasibility study defines, as its base case, a nominal 2,000 tonnes per day mechanized longhole stope mine accessed through a portal in the Lac des Iles open pit with an initial mine plan containing 3,542,000 tonnes of Proven and Probable Reserves. These underground reserves contain approximately 6.62 grams of palladium per tonne at a cut-off grade of 4.5 grams per tonne. In addition, these reserves contain approximately 0.40 grams of platinum, 0.34 grams of gold, 0.07 percent copper, and 0.08 percent nickel per tonne. The integrated production plan for the expanded Lac des Iles mine calls for the blending of higher grade underground ore with that of the open pit to generate a 7-year mine life at an average annual production rate of slightly over 300,000 ounces of palladium.

The underground feasibility study's base case generates approximately C$92 million of cumulative pre-tax cash flow at a palladium price of US$325 per ounce and projected operating costs of approximately US$152 per ounce of palladium after by-product metal credits. Capital costs for the underground development are estimated at C$40 million for direct and indirect costs and working capital. Mining equipment accounts for an additional C$15 million of capital costs and the Company plans to finance this equipment through a vendor lease program.

Construction of the underground mine is planned to commence in May 2004 with first ore production expected in the third quarter of 2005. The underground operation will operate together with the open pit operations and when fully operational it will contribute approximately 750,000 tonnes of mill feed per year.


News Release, March 29, 2004             1         North American Palladium Ltd.

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The Company's Board of Directors also approved a secondary crusher installation for the Lac des Iles mill designed to maintain the fourth quarter 2003 throughput rate and reduce processing costs in the mill circuit. The estimated capital cost of this project is approximately C$10 million. NAP plans to finance a portion of the C$50 million total capital cost for the underground mine and secondary crusher projects with operating cash flow and is reviewing financing options for the balance.

Andre Douchane, NAP's President and CEO commented, "The integrated open pit and underground mine project at Lac des Iles, which has all necessary approvals in place to commence construction, will increase our production profile at the Lac des Iles mine."

NAP is an expanding palladium producer with mining operations in Northwestern Ontario and exploration projects and activities mainly in Canada. The Company produces palladium and significant amounts of platinum, gold, nickel and copper at its wholly-owned Lac des Iles mine.


FOR FURTHER INFORMATION PLEASE CONTACT:

NORTH AMERICAN PALLADIUM LTD.
ANDRE J. DOUCHANE - PRESIDENT & CEO
Tel: (416) 360-2656

GEORGE D. FAUGHT - VICE PRESIDENT FINANCE & CFO
Tel: (416) 360-2650

DOUGLAS H. BACHE - TREASURER, CORPORATE DEVELOPMENT AND
INVESTOR RELATIONS
TEL: (416) 360-2651

FAX: (416) 360-7709
E-MAIL: INFO@NAPALLADIUM.COM
WEBSITE: WWW.NAPALLADIUM.COM

Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated mineral reserves, cash flows, capital costs, ore production, mine life, financing and construction are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonne milled, geological, technical, mining or processing problems, future profitability and production, and availability of financing on acceptable terms. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.


News Release, March 29, 2004             2         North American Palladium Ltd.